Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
STRONG SECOND QUARTER 2025 RESULTS
AND PROVIDES FULL YEAR GUIDANCE

Second Quarter 2025 Financial Highlights

•Revenue of $174 million increased 11% sequentially
•Net income before taxes of $19.4 million increased $14.4 million sequentially
•Adjusted EBITDA of $35.9 million increased $3.6 million sequentially from $32.3 million
•GAAP earnings per share were $0.08. Adjusted earnings per share were $0.09
•Net cash provided by operating activities was $48.3 million, while free cash flow from the base business was $37.4 million
•Capital expenditures were $19 million, including $10.9 million related to TETRA’s Arkansas project

THE WOODLANDS, TEXAS, July 29, 2025 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced second quarter 2025 financial results.

Brady Murphy, TETRA President and Chief Executive Officer, stated, “Our employees delivered an exceptional second quarter with Adjusted EBITDA of $35.9 million, adjusted EBITDA margins of 20.6% and base business free cash flow of $37.4 million – all above our expectations. The $68.1 million adjusted EBITDA for the first six months of 2025 is a historical record for our current reporting segments and $3.1 million above the upper range of guidance that we provided in our first quarter 2025 earnings press release. The team delivered an 11% sequential improvement in revenue that included the successful completion of the three well CS Neptune Gulf of America project and another very strong northern Europe industrial chemicals season. This performance was achieved despite a sixteen-month decline in the U.S. rig count and lower oil prices due to overall market uncertainty.”

“Compared to the first quarter of 2025, Completion Fluids & Products adjusted EBITDA margin increased by 100 basis points to 36.7% driven by the successful completion of the final two TETRA CS Neptune wells in the Gulf of America and the seasonally strong calcium chloride business in Northern Europe. Revenue for Water & Flowback Services was flat compared to the first quarter, outperforming US frac activity that declined 14%. Our automated technology fleet, including Sandstorm and Automated Drillout, continues to gain traction in the market and has been recognized for reducing manpower and removing employees from the well-site danger zone (the “red zone”). Adjusted EBITDA margins of 10% were down from 13% in the first quarter. Excluding approximately $2 million of costs not expected to repeat in the third quarter, adjusted margins would have been flat. We will continue to adjust our cost structure for the US onshore business to protect margins and maximize free cash flow.”

“On the balance sheet, we ended the second quarter with cash on hand of $69 million, a net leverage ratio of 1.2 times adjusted EBITDA, and a return on net capital employed of 17.9%, meaningfully above our cost of capital. Our continued focus on executing on the base business and management of the balance sheet continues to support our Arkansas investment and to move forward with our emerging growth initiatives.”

“On the emerging growth initiatives, we are very encouraged by the progress of the Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”) automated manufacturing assembly line and the projected volumes of electrolyte to meet their planned ramp-up. We have completed the installation of our bulk electrolyte tanker loading system at our plant in West Memphis to support higher volumes. Following the commercial announcement of our Oasis TDS water desalination technology, we engaged a third-party engineering firm and launched the engineering design of a first commercial plant. This step will facilitate commercial discussions for the multiple clients that have executed non-disclosure agreements (“NDAs”) and visited our research center to gain insight into TDS Oasis.”

“On the back of the $53 million of base business free cash flow that we have generated in the first half of the year, we invested $22 million also in the first half of the year into the development of our Arkansas bromine processing facility, including preparing the site and bromine tower for the plant. We have also secured the necessary power required to operate the plant.”

Full Year Guidance

For the full year 2025, TETRA expects GAAP net income before taxes to be between $21 million and $34 million, Adjusted EBITDA to be between $100 million to $110 million, and revenue to be between $610 million and $630 million. These guidance ranges are subject to risks associated with schedule delays for completion fluid projects, hurricane disruptions in the Gulf of America, changes to oil and gas company spending plans, lower than expected U.S. land-based drilling and frac activity levels, and macro impacts from U.S. tariffs.

Second Quarter Highlights

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands, except per share amounts)
Revenue	$173,872	$157,140	$171,935
Net income	$11,305	$4,049	$7,640
Adjusted EBITDA	$35,879	$32,267	$30,234
Net income per share attributable to TETRA stockholders	$0.08	$0.03	$0.06
Adjusted net income per share	$0.09	$0.11	$0.07
Net cash provided by operating activities	$48,333	$3,935	$24,831
Total adjusted free cash flow(1)	$26,492	$4,241	$8,089
(1)     For the three months ended June 30, 2025, March 31, 2025 and June 30, 2024, total adjusted free cash flow includes $10.9 million, $11.2 million and $9.8 million, respectively, of investments in the Arkansas bromine and lithium projects. Base business adjusted free cash flow is defined as total adjusted free cash flow prior to TETRA's investments in the Arkansas bromine and lithium projects. See Schedule G.

Completion Fluids & Products

•Revenue of $109 million
•Net income before taxes of $38.1 million
•Adjusted EBITDA of $40.1 million and Adjusted EBITDA margins of 36.7%

Completion Fluids & Products revenue increased 18% sequentially and 9% year over year. Net income before taxes increased 24% sequentially and 43% from last year. Adjusted EBITDA increased 21% sequentially and 39% from last year. Completion Fluids & Products achieved impressive revenue and earnings growth and margin improvements driven by a combination of stronger volumes for our deepwater completion fluids and our proprietary TETRA CS Neptune fluid that was used to complete two deepwater wells in the U.S. Gulf of America and continued strong results from our industrial calcium chloride business.

The long-term outlook for the Completion Fluids & Products business remains solid driven by strong deepwater completion activity, and exceptional performance in our industrial chemicals business - which achieved a new high for the tenth consecutive quarter. Although the pace of deepwater completions fluctuates by quarter, our full year 2025 segment revenue is projected to be at a ten year high. Starting in 2026, we expect to see a material increase in battery electrolyte revenue as Eos ramps up deliveries from the first automated production line.

Water & Flowback Services

•Revenue of $64 million
•Net loss before taxes of $1.3 million
•Adjusted EBITDA of $6.4 million and Adjusted EBITDA margins of 9.9%

Water and Flowback Services revenue increased slightly from the first quarter despite weaker frac activity, which declined 14% sequentially. Adjusted EBITDA margins of 10% were down from 13% in the first quarter. Excluding approximately $2 million of costs that are not expected to repeat into the future quarters, margins would have been flat. Increasing utilization of our patented automated TETRA SandStorm and Auto-Drillout units are expected to help enhance margins during the remainder of the year.

Our focus on cost reductions, automation, technology, plus a favorable customer mix of super majors and large independent oil & gas operators is expected to result in less pronounced volatility than what we have experienced in prior cycles. In the near-term, we continue to take proactive actions to reduce costs, right size our support structure, minimize capital expenditures and close underperforming service lines within Water and Flowback Services.

Advancing the Arkansas Evergreen Bromine Project to Meet Growing Demand

Demand for our deepwater completion fluids and battery storage electrolyte is growing with elemental bromine serving as a critical feedstock for these products. To meet this accelerating demand, reduce reliance on third-party suppliers and gain access to lower cost supply, we continue to advance the bromine processing facility project with critical milestone investments historically funded from our base business free cash flow.

Since embarking on this project in 2024, we have invested $44 million in Arkansas, funded with cash flow from the base business, expecting to bring the plant online by the end of 2027. By year-end 2025, we expect to have the first phase of the project completed, including site preparation, power infrastructure in place and installation of the bromine tower.

This project represents an important opportunity for TETRA to secure its own long-term bromine supply, reduce raw material costs and enhance profitability. As noted in the Definitive Feasibility Study and Economic Analysis (the “DFS”) that was completed in 2024, the facility is projected to generate incremental revenue of between $200 million to $250 million, with incremental Adjusted EBITDA of between $90 million and $115 million at full production.

The economics of our bromine processing plant discussed in this release are based on a number of key assumptions, which are further discussed in the DFS. Please read the DFS and the assumptions discussed therein for further information. Such assumptions are based on information known to RESPEC Company, LLC and TETRA as of the date of the DFS, are subject to change and actual results may differ materially from the economics and assumptions presented in the DFS.

Emerging Growth Initiatives

Consistent execution in our base business has enabled us to generate significant recurring cash flow which we will use to leverage our proven expertise in fluid chemistry to expand into two emerging growth markets: energy storage and produced water recycling. These emerging sectors have the potential to significantly reshape our Company’s business profile.

Electrolytes for Utility Scale Battery Energy Storage Systems (BESS)

According to the U.S. Energy Information Administration (“EIA”) battery energy storage power capacity is expected to exceed 45GW in 2025, a 76% increase from 2024 levels and increase by 25% per year over the next decade. This growth highlights the role that utility scale battery energy storage will play in improving grid stability as the exponential growth in data center demand taxes the system.

Zinc based energy storage systems, such as Eos’ Z3™ utility scale energy storage system, are emerging as a preferred technology for utility applications given its inherent fire safety attributes and long duration cycle times. As the contracted supplier of Eos’ electrolyte products, our TETRA PureFlow patented ultra-pure zinc-bromide electrolyte offers exceptional purity and inherent flame-retardant properties – making it ideally suited for large-scale utility applications. In addition, its U.S.-sourced content directly supports the growing priority for domestic supply chain resilience and American-made energy solutions.

Produced Water Desalination - Unlocking A New Revenue Stream

The U.S. oil and gas sector is grappling with a massive water management issue. Rystad Energy estimates that in the Permian Basin alone over 6 billion barrels of produced water is discharged into saltwater disposal wells per year. Traditionally, this wastewater is disposed of by injecting it deep underground, a practice that is becoming increasingly unsustainable as downhole formation pressures continue to increase. As such, we are starting to see a heightened sense of urgency from regulators and industry players to find a solution.

In March 2025, the Environmental Protection Agency announced it would reconsider wastewater regulations for the oil-and-gas industry to help “unleash American energy” and, in June 2025, the Texas governor signed a law that allows oil and gas companies to treat and sell produced water for reuse.

With the commercial launch of TETRA TDS Oasis and our previously announced collaboration with EOG, we are very encouraged by our prospects to provide a solution that will enable the industry to desalinate, and reuse produced water for agricultural, industrial purposes and other beneficial purposes.

Balance Sheet, Cash Flow, and Return on Net Capital Employed (RONCE)

Cash from operating activities generated during the second quarter of 2025 was $48 million. Total adjusted free cash flow was $26.5 million, and base business adjusted free cash flow was $37.4 million. Total capital expenditures were $19 million, including $10.9 million associated with the Arkansas bromine processing facility.

Liquidity at the end of the second quarter was $204 million, inclusive of an unused $75 million delayed draw feature under our Term Credit Agreement. Liquidity as of July 28, 2025, had further improved to $218 million. Liquidity is defined as unrestricted cash plus availability under the ABL Credit Agreement, the Swedish Credit Facility and the delayed draw from our Term Credit Agreement.
________________________________________________

As of June 30, 2025, TETRA had cash and cash equivalents of $69 million, long-term debt of $181 million consisting of borrowings outstanding under our term loan, net debt of $112 million and a net leverage ratio (Net Debt/TTM Adjusted EBITDA) of 1.2x. TETRA has no near-term maturities. The unused ABL Credit Agreement has a maturity of 2029 and the Term Credit Agreement has a maturity of 2030.

Return on net capital employed (“RONCE”) was 17.9% at the end of the second quarter of 2025.

Non-recurring Charges and Expenses (see Schedules E and F)

Non-recurring credits, net of charges and expenses were $1.3 million, which are reflected on Schedules E and F and include $1.9 million of legal and advisor fees plus severance and restructuring charges as we downsized certain Water & Flowback Services operations.

Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, July 30, 2025, at 10:30 a.m. Eastern Time. The phone number for the call is 1-800-836-8184. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-888-660-6345 conference number 41357#, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Day Registration

TETRA’s executive team will be hosting an Investor Day on Thursday, September 25, 2025, at The New York Stock Exchange ("NYSE"). During the session, attendees will gain insights into the Company's operational performance, innovative technologies, emerging growth initiatives and financial prospects. Click here to Register.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com or Kurt Hallead, Treasurer and Vice President of Investor Relations at (281) 367-1983 or via email at khallead@onetetra.com.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted net income per share, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted net income, adjusted free cash flow, net debt, net leverage ratio and return on net capital employed. Please see Schedules E through J for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Statement Regarding Use of Non-GAAP Financial Measures
Schedule E:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule F:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G:     Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule H:     Non-GAAP Reconciliation of Net Debt
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J:     Non-GAAP Reconciliation to Return on Net Capital Employed
Schedule K:    Non-GAAP Reconciliation of Adjusted EBITDA for Projected FY 2025 and Actual FY 2024
Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands, except per share amounts)
Revenues	$173,872	$157,140	$171,935

Cost of sales, services and rentals	116,346	104,565	119,908
Depreciation, amortization and accretion	9,189	9,151	8,774
Impairments and other charges	93	518	—
Total cost of revenues	125,628	114,234	128,682
Gross profit	48,244	42,906	43,253
General and administrative expense	25,259	24,134	22,137
Interest expense, net	4,194	4,724	6,185
Other (income) expense, net	(645)	8,962	2,452
Income before taxes	19,436	5,086	12,479
Provision for income taxes	8,131	1,037	4,839
Net income	11,305	4,049	7,640
Loss attributable to noncontrolling interest	—	—	3
Net income attributable to TETRA stockholders	$11,305	$4,049	$7,643

Basic per share information:
Net income attributable to TETRA stockholders	$0.08	$0.03	$0.06
Weighted average shares outstanding	133,152	132,350	131,263

Diluted per share information:
Net income attributable to TETRA stockholders	$0.08	$0.03	$0.06
Weighted average shares outstanding	133,422	133,757	132,169

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	June 30, 2025	December 31, 2024
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,749	$36,987
Restricted cash	52	221
Trade accounts receivable	110,302	104,813
Inventories	108,537	101,697
Prepaid expenses and other current assets	23,993	25,910
Total current assets	311,633	269,628
Property, plant and equipment, net	162,385	142,160
Other intangible assets, net	23,235	24,923
Deferred tax assets, net	94,702	98,149
Operating lease right-of-use assets	32,394	29,797
Investments	8,971	28,159
Other assets	12,256	12,379
Total long-term assets	333,943	335,567
Total assets	$645,576	$605,195

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$52,145	$43,103
Compensation and employee benefits	19,942	23,022
Operating lease liabilities, current portion	10,730	8,861
Accrued taxes	12,782	12,493
Accrued liabilities and other	24,908	30,040
Current liabilities associated with discontinued operations	5,830	5,830
Total current liabilities	126,337	123,349
Long-term debt, net	180,504	179,696
Operating lease liabilities	25,687	25,041
Asset retirement obligations	15,286	14,786
Deferred income taxes	4,575	4,912
Other liabilities	3,569	4,104
Total long-term liabilities	229,621	228,539
Commitments and contingencies
TETRA stockholders’ equity	290,879	254,568
Noncontrolling interests	(1,261)	(1,261)
Total equity	289,618	253,307
Total liabilities and equity	$645,576	$605,195

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands)
Operating activities:
Net income	$11,305	$4,049	$7,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	9,189	9,151	8,775
Impairments and other charges	93	518	—
Gain (loss) on investments	299	(257)	(46)
Equity-based compensation expense	1,747	1,860	1,800
Recovery of credit losses	(32)	(85)	(52)
Amortization and expense of financing costs	484	495	504
Gain on sale of assets	(23)	(113)	(38)
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,516	—
Provision (benefit) for deferred income taxes	3,142	(134)	109
Other non-cash charges (credits)	(230)	6	(242)
Changes in operating assets and liabilities:
Accounts receivable	11,089	(15,584)	(4,020)
Inventories	574	(2,663)	10,453
Prepaid expenses and other current assets	(1,496)	6,158	758
Trade accounts payable and accrued expenses	11,033	(9,277)	(913)
Other	1,159	295	103
Net cash provided by operating activities	48,333	3,935	24,831
Investing activities:
Purchases of property, plant and equipment, net	(19,487)	(17,956)	(15,392)
Proceeds from sale of investments	—	19,011	—
Proceeds from sale of property, plant and equipment	65	182	121
Other investing activities	(198)	108	(22)
Net cash provided by (used in) investing activities	(19,620)	1,345	(15,293)
Financing activities:
Proceeds from credit agreements and long-term debt	98	96	157
Principal payments on credit agreements and long-term debt	(98)	(96)	(157)
Payments on financing lease obligations	(1,139)	(931)	(363)
Debt issuance costs	—	—	(679)
Shares withheld for taxes on equity-based compensation	(76)	(1,158)	(48)
Other financing activities	(1,280)	—	(1,280)
Net cash used in financing activities	(2,495)	(2,089)	(2,370)
Effect of exchange rate changes on cash	1,533	651	(355)
Increase in cash and cash equivalents	27,751	3,842	6,813
Cash, cash equivalents and restricted cash at beginning of period	41,050	37,208	35,939
Cash, cash equivalents and restricted cash at end of period	$68,801	$41,050	$42,752

Supplemental cash flow information:
Interest paid	$5,047	$4,999	$5,424
Income taxes paid	$2,829	$3,360	$2,558
Accrued capital expenditures at end of period	$4,050	$5,292	$8,073

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share, consolidated and segment Adjusted EBITDA, segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”), adjusted net income, total adjusted free cash flow, base business adjusted free cash flow, net debt, net leverage ratio, and return on net capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.
Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Unaudited)

The following table presents the reconciliation of Adjusted net income to the most directly comparable GAAP measure, income before taxes and discontinued operations for the periods indicated:

	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
	(in thousands, except per share amounts)

Net income before taxes and discontinued operations	$19,436	$5,086	$12,479
Provision for income taxes	8,131	1,037	4,839
Loss attributed to noncontrolling interest	—	—	3
Net income attributable to TETRA stockholders	11,305	4,049	7,643
Cost of product sales and services adjustments	—	477	—
Impairments and other charges	93	518	—
Former CEO stock appreciation right credit	(22)	(151)	(428)
Transaction, restructuring and other expenses	1,242	1,086	37
Non-cash foreign currency translation adjustment loss	—	9,516	1,387
Unusual tax benefit	—	(1,159)	—
Adjusted net income	$12,618	$14,336	$8,639

Diluted per share information
Net income attributable to TETRA stockholders	$0.08	$0.03	$0.06
Adjusted net income per share	$0.09	$0.11	$0.07
Diluted weighted average shares outstanding	133,422	133,757	132,169

Adjusted net income is defined as the Company’s net income (loss) before taxes and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations. Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.
Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended June 30, 2025
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$109,445	$64,427	$—	$—	$173,872
Net income (loss) before taxes	38,133	(1,271)	(13,544)	(3,882)	19,436
Impairments and other charges	—	93	—	—	93
Former CEO stock appreciation right credit	—	—	(22)	—	(22)
Transaction, restructuring and other expenses	69	685	488	—	1,242
Interest (income) expense, net	(302)	13	—	4,483	4,194
Depreciation, amortization and accretion	2,214	6,881	—	94	9,189
Equity-based compensation expense	—	—	1,747	—	1,747
Adjusted EBITDA	$40,114	$6,401	$(11,331)	$695	$35,879

Adjusted EBITDA as a % of revenue	36.7%	9.9%			20.6%

	Three Months Ended March 31, 2025
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$93,018	$64,122	$—	$—	$157,140
Net income (loss) before taxes	30,677	(8,888)	(11,716)	(4,987)	5,086
Cost of product sales and services adjustments	477	—	—	—	477
Impairments and other charges	—	518	—	—	518
Former CEO stock appreciation right credit	—	—	(151)	—	(151)
Transaction, restructuring and other expenses	—	302	784	—	1,086
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,516	—	—	9,516
Interest (income) expense, net	(115)	(7)	—	4,846	4,724
Depreciation, amortization and accretion	2,177	6,880	—	94	9,151
Equity-based compensation expense	—	—	1,860	—	1,860
Adjusted EBITDA	$33,216	$8,321	$(9,223)	$(47)	$32,267

Adjusted EBITDA as a % of revenue	35.7%	13.0%			20.5%

	Three Months Ended June 30, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$100,019	$71,916	$—	$—	$171,935
Net income (loss) before taxes	26,653	3,156	(10,689)	(6,641)	12,479
Former CEO stock appreciation right credit	—	—	(428)	—	(428)
Transaction, restructuring and other expenses	37	—	—	—	37
Unusual foreign exchange loss	—	1,387	—	—	1,387
Interest (income) expense, net	(135)	68	—	6,252	6,185
Depreciation, amortization and accretion	2,361	6,329	—	84	8,774
Equity-based compensation expense	—	—	1,800	—	1,800
Adjusted EBITDA	$28,916	$10,940	$(9,317)	$(305)	$30,234

Adjusted EBITDA as a % of revenue	28.9%	15.2%			17.6%

Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, certain special, non-recurring or other charges (or credits), including loss on debt extinguishment, interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Schedule G: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and
Base Business Adjusted Free Cash Flow (Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
	(in thousands)
Net cash provided by operating activities	$48,333	$3,935	$24,831	$52,268	$11,015
Capital expenditures, net of proceeds from asset sales	(19,422)	(17,774)	(15,271)	(37,196)	(30,847)
Payments on financing lease obligations	(1,139)	(931)	(363)	(2,070)	(640)
Payments on seller financed purchases	(1,280)	—	(1,280)	(1,280)	(1,280)
Distributions from investments	—	—	172	—	224
Cash received from sale of investments	—	19,011	—	19,011	—
Total Adjusted Free Cash Flow	$26,492	$4,241	$8,089	$30,733	$(21,528)

Total Adjusted Free Cash Flow	$26,492	$4,241	$8,089	$30,733	$(21,528)
Less Investments in Arkansas	(10,861)	(11,168)	(9,829)	(22,029)	(13,932)
Base Business Adjusted Free Cash Flow	$37,353	$15,409	$17,918	$52,762	$(7,596)
Total adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from investments and cash from sales of investments. Total adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted. Base business adjusted free cash flow is defined as Total adjusted free cash flow excluding TETRA’s investments in the Arkansas bromine and lithium projects. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.

Schedule H: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	June 30, 2025	December 31, 2024
	(in thousands)
Unrestricted Cash	$68,749	$36,987

Term Credit Agreement	$180,504	$179,696
Net debt	$111,755	$142,709

Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2025
	(in thousands)
Net income before taxes and discontinued operations	19,436	$5,086	$7,392	$7,576	$39,490
Cost of product sales and services adjustment	—	477	(1,776)	—	(1,299)
Impairments and other charges	93	518	—	109	720
Former CEO stock appreciation right expense (credit)	(22)	(151)	103	(190)	(260)
Transaction, restructuring and other expenses	1,242	1,086	852	592	3,772
Unusual foreign currency loss	—	9,516	—	—	9,516
Interest expense, net	4,194	4,724	5,232	5,096	19,246
Depreciation, amortization and accretion	9,189	9,151	9,354	8,837	36,531
Equity-based compensation expense	1,747	1,860	1,668	1,481	6,756
(Gain) loss on investments	299	(257)	(5,013)	(750)	(5,721)
Gain on sale of assets	(23)	(113)	(196)	(75)	(407)
Other debt covenant adjustments	121	82	384	362	949
Debt covenant adjusted EBITDA	$36,276	$31,979	$18,000	$23,038	$109,293

					June 30, 2025
					(in thousands, except ratio)
Term credit agreement					$190,000
Capital lease obligations					7,629
Letters of credit and guarantees					187
Total debt and commitments					197,816
Unrestricted cash					68,749
Debt covenant net debt and commitments					$129,067
Net leverage ratio					1.2

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed (Unaudited)

	Three Months Ended				Twelve Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2025
	(in thousands)
Net income before taxes and discontinued operations	$19,436	$5,086	$7,392	$7,576	$39,490
Cost of product sales and services adjustment	—	477	(1,776)	—	(1,299)
Impairments and other charges	93	518	—	109	720
Former CEO stock appreciation right expense (credit)	(22)	(151)	103	(190)	(260)
Transaction, restructuring and other expenses	1,242	1,086	852	592	3,772
Unusual foreign currency loss	—	9,516	—	—	9,516
Interest expense, net	4,194	4,724	5,232	5,096	19,246
Adjusted EBIT	$24,943	$21,256	$11,803	$13,183	$71,185

				June 30, 2025	June 30, 2024
				(in thousands, except ratio)
Consolidated total assets				$645,576	$499,725
Plus: assets impaired in last twelve months				720	2,189
Less: cash, cash equivalents and restricted cash				68,801	42,752
Adjusted assets employed				$577,495	$459,162

Consolidated current liabilities				$126,337	$120,336
Less: current liabilities associated with discontinued operations				5,830	—
Adjusted current liabilities				$120,507	$120,336

Net capital employed				$456,988	$338,826
Average net capital employed				$397,907
Return on net capital employed for the twelve months ended March 31, 2025				17.9%

Return on net capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on net capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.

Schedule K: Non-GAAP Reconciliation of Adjusted EBITDA for Projected Fiscal Year 2025 and Actual Fiscal Year 2024

	Twelve Months Ended
	December 31, 2024	December 31, 2025
(in thousands)	Actual	Projected Range - Low to High
Revenues	$599,111	$610,000	$630,000
Net income before taxes and discontinued operations	28,742	21,000	34,000
Impairments and other charges	109	611	611
Former CEO stock appreciation right credit	(701)	(173)	(173)
Transaction, restructuring and other expenses	1,349	4,569	4,569
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,516	9,516
Cost of product sales and services adjustments	—	477	477
Completion fluids buy-back allowance adjustment	(1,776)
Loss on debt extinguishment	5,535	—	—
Unusual foreign currency loss	1,387	—	—
Adjusted net income before taxes	34,645	36,000	49,000
Interest expense, net	22,465	18,000	17,000
Depreciation, amortization and accretion	35,721	39,000	37,000
Equity-based compensation expense	6,572	7,000	7,000
Adjusted EBITDA	$99,403	$100,000	$110,000
Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning the oil and gas industry; potential revenue associated with our electrolyte products and prospective energy storage projects; measured, indicated and inferred mineral resources of lithium and/or bromine, the potential extraction of lithium, bromine and other minerals, including potential extraction of those minerals designated as critical minerals, from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues, including any royalties, profits and returns from such activities; the timing and success of our bromine production wells and the construction of our bromine processing facility and related engineering activities and estimated revenues and profitability thereof; projections or forecasts concerning the Company's business activities, including the completion of new projects, profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine, lithium carbonate equivalent concentrations, and other minerals, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the potential joint venture for the Evergreen Unit, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the Evergreen Unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes in general economic conditions; opportunity risks, such as mineral extraction, demand therefor, or realizing industrial and other benefits expected from bromine processing; our ability to develop a bromine processing facility and risks inherent in the construction such facility; the accuracy of our resources report or the timing of future updates to our resources report, feasibility study and economic assessment regarding our lithium, bromine and other mineral acreage; our ability to obtain any necessary additional capital to finance our development plans, including the construction of our bromine processing plant; equipment supply, equipment defects and/or our ability to timely obtain equipment components; competition from existing or new competitors; risks associated with changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions, including legislative, regulatory and policy changes, such as unexpected changes in tariffs, trade barriers, price and exchange controls; and other the factors described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.